Press Release                                                                           Contact:     D. Linn Wiley
For Immediate Release                                                                                President   CEO
                                                                                                     (909) 980-4030

                                                 CVB Financial Corp. To Move to NASDAQ

Ontario, California-CVB Financial Corp. (AMEX:CVB; www.cbbank.com) today announced the approval of its application for listing on the
Nasdaq National Market System.  The common stock of CVB Financial Corp. will trade on the NASDAQ National Market under the symbol
"CVBF." CVB Financial is currently trading on AMEX under the ticker symbol of CVB which will delist from AMEX at the close of business on June 11, 2001. It will commence trading on the NASDAQ National Market System on June 12, 2001, under the symbol "CVBF."

The NASDAQ application was filed by the Company in response to the growth in the Company's stockholder base.  The Company believes that the NASDAQ listing will afford the Company broader coverage on the open market and among various market makers and stock analysts.

CVB Financial Corp. is the holding company for Citizens Business Bank with total assets at March 31, 2001 of $2.3 billion and trust assets of $1.1 billion.  The Bank operates a 30-branch network serving 23 cities throughout Los Angeles, Riverside, San Bernardino and Orange Counties.  Citizens Business Bank is the largest bank headquartered in the Inland Empire area of California.

As of May 31, 2001 the Company had 27,800,219 outstanding shares held by approximately 4,150 stockholders. As of December 31, 2000,
CVB Financial Corp. reported record earnings of $34.7 million.  This was up $8.7 million, or 33.6%, over net earnings of $26.0 million reported for 1999.  These earnings results produced a return on beginning equity of 24.6%, a return on average equity of
22.0% and a return on average assets of 1.7%.

At the quarter ending March 31, 2001, total assets were $2.27 billion.  This represents an increase of $255.5 million, or 12.67%, over the $2.02 billion in total assets reported on March 31, 2000.  Total deposits rose to $1.62 billion.  This is up $160.3 million, or 10.97%, from $1.46 billion as of March 31, 2000.  Gross loans and leases grew to $1.04 billion as of March 31, 2001.  This is an increase of $90.9 million, or 9.61%, from the $945.5 million in gross loans and leases on March 31, 2000.

Earnings for the first quarter of 2001 were $8.81 million.  This represented an increase of $953,000, or 12.13%, when compared with earnings of $7.86 million for the first quarter of 2000.  This produced a return on beginning equity of 18.94%, a return on average equity of 18.37% and a return on average assets of 1.58%. CVB Financial Corp. paid a $0.14 dividend in April 2001 representing an increase of $0.02, or 17%, over the previous quarter dividend of $0.12.

Information regarding CVB Financial Corp. (CVBF) common stock can be obtained through
         Frank Doyle, Keefe, Bruyette   Wood,  212-323-8450
         Lisa Gallo and Dave Bonaccorso, Hoefer   Arnett, Inc., 415-362-7111
         Greg Madding, Dain Rauscher, Inc., 415-633-8576

For more information about Citizens Business Bank visit our website at www.cbbank.com.
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This press release contains statements which constitute forward-looking statements (within the meaning of the Private Securities
Litigation Reform Act of 1995) that involve risks and uncertainties.  Actual results may differ materially from the results discussed in these forward-looking statements. Such factors which may affect these forward looking statements include a decision by NASDAQ or the Company to delay the listing of its common stock on the NASDAQ National Market.  In addition, the Company details certain other factors which may affect results in its periodic reports, including its Annual Report or Form 10-k for the fiscal year ended December
31, 2000, and the risk factors set forth therein.